EXHIBIT 10.43

AMENDMENT NUMBER ONE

TO THE

TIDEWATER EMPLOYEES’ SUPPLEMENTAL SAVINGS PLAN

WHEREAS, Tidewater Inc. (the “Company”) sponsors the Tidewater Employees’ Supplemental Savings Plan (the “Plan”);

WHEREAS, the Plan was adopted effective November 1, 1987. The Plan has been amended from time to time and most recently restated effective January 1, 2008; and

WHEREAS, the Company wishes to amend the Plan to make certain changes to the manner in which the plan is administered;

NOW, THEREFORE, the Company hereby amends the Plan, effective January 22, 2009, as follows:

I.

Article 6, Plan Administration, is amended and restated to read as follows:

This Plan shall be administered by the Employee Benefits Committee of the Company (the “Employee Benefits Committee” or the “Committee”). The respective powers and obligations of the Employee Benefits Committee, the Board of Directors of the Company (the “Board of Directors”) and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) are the same as those set forth in the Savings Plan document, but modified to take into account that this Plan is an unfunded plan for highly-compensated employees. Subject to the terms of this Article 6, the Employee Benefits Committee shall have full power and authority to interpret, construe and administer this Plan, and such governing body’s interpretations and constructions hereof and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, within the scope of its authority, shall be binding and conclusive on all persons for all purposes. No member of a governing body shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless attributable to his own willful misconduct or lack of good faith. Each administrator shall be fully indemnified as provided in the Savings Plan. The Company may purchase fiduciary insurance covering officers, directors and employees. A member of the Employee Benefits Committee shall not participate in any action or determination regarding his own benefits hereunder. Any action or determination that affects in a substantive manner the benefits of participants shall be submitted to the Compensation Committee for approval.

II.

Section 10.2, Amendment, is amended and restated to read as follows:

The Compensation Committee must approve any amendment to the Plan that is a material substantive amendment; provided that no amendment shall operate to deprive any Participant or Beneficiary of any vested rights in their Deferred Compensation Accounts accrued to them under the Plan and Trust prior to such amendment. Amendments that are not material substantive amendments may be approved by the Employee Benefits Committee without the necessity of Compensation Committee approval. Whether an amendment is a material substantive amendment shall be determined by the Employee Benefits Committee; provided, however, that any amendment that would result in a material increase in the cost of the Plan to the Company or to the benefits provided shall be considered to be a material substantive amendment. No amendment shall cause an acceleration of payments to the Participant in violation of the provisions of Code Section 409A and the Treasury Regulations thereunder nor shall any amendment otherwise violate such Code Section and Treasury Regulations. If any provision of this Plan is capable of being interpreted in more than one manner, then to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.

III.

The portion of the first sentence of Section 10.2, Termination, that precedes subparagraph (a) is amended and restated to read as follows:

The Board of Directors may terminate the Plan and accelerate any payments due (or that may become due) under the Plan:

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed this      day of                     , 2009.

WITNESSES:	TIDEWATER INC.

	By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

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